EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,
(dollars in thousands)	2013	2014	2015	2016	2017
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616
Fixed charges	460,918	485,762	498,253	536,607	487,752
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622
Capitalized interest	6,700	7,150	8,670	16,943	13,489
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)
Fixed charges	$460,918	$485,762	$498,253	$536,607	$487,752

Consolidated ratio of earnings to fixed charges	1.23	1.78	2.25	2.29	1.57

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616
Fixed charges	460,918	485,762	498,253	536,607	487,752
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622
Capitalized interest	6,700	7,150	8,670	16,943	13,489
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)
Fixed charges	460,918	485,762	498,253	536,607	487,752
Preferred stock dividends	66,336	65,408	65,406	65,406	49,410
Combined fixed charges and preferred stock dividends	$527,254	$551,170	$563,659	$602,013	$537,162

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.08	1.57	1.99	2.04	1.43

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.